Exhibit (a)(9)
Friday, July 18, 2008

Contacts:	Margaret K. Dorman Smith International, Inc. Chief Financial Officer (281) 443-3370	Shawn M. Housley W-H Energy Services, Inc. Director of Investor Relations (713) 974-9071
SMITH INTERNATIONAL ANNOUNCES EXTENSION OF ITS EXCHANGE OFFER
FOR W-H ENERGY SHARES AND PROVIDES HART-SCOTT-RODINO ACT UPDATE
     HOUSTON, Texas (July 18, 2008)... Smith International, Inc. (“Smith”) (NYSE:SII) and W-H Energy Services, Inc. (“W-H”) (NYSE:WHQ) today announced that Smith has extended the expiration date of the exchange offer to acquire all the outstanding shares of W-H common stock to 12:00 midnight, New York City time, at the end of Monday, August 4, 2008, unless extended further. Based on a preliminary count by the exchange agent for the exchange offer, there were tendered and not withdrawn 2,047,293 shares of W-H common stock as of July 18, 2008.
     Smith and W-H also today announced that following consultation with the Antitrust Division of the Department of Justice (“DOJ”), Smith has withdrawn and re-filed its Hart-Scott-Rodino notification with respect to the exchange offer. The Hart-Scott-Rodino waiting period will expire at 11:59 p.m. on August 18, 2008, unless early termination of the waiting period is granted or Smith or W-H receives a request for additional information or documentary material. Smith remains very confident that all required regulatory approvals will be received.
     Smith is a leading supplier of premium products and services to the oil and gas exploration and production industry through its four principal business units — M-I SWACO, Smith Technologies, Smith Services and Wilson.
     W-H is a diversified oilfield services company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. W-H has operations in North America and select areas internationally.

     Certain comments contained herein are forward-looking in nature and are intended to constitute “forward-looking statements.” These forward-looking statements include, without limitation, statements regarding the consummation of the transaction, the expiration of the Hart-Scott-Rodino waiting period and any other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. For a discussion of additional risks and uncertainties that could impact the companies’ results, review the Smith and W-H Annual Reports on Form 10-K for the year ended December 31, 2007 and other filings with the SEC. These risks and uncertainties include the satisfaction of the conditions to consummate the proposed acquisition, changes in laws or regulations and other factors and uncertainties discussed from time to time in reports filed by the companies with the SEC.
     In connection with the exchange offer, Smith filed a registration statement on Form S-4 and a tender offer statement on Schedule TO with the SEC on June 24, 2008, as amended, and W-H filed a solicitation/recommendation statement on Schedule 14D-9 on June 24, 2008, as amended. These documents contain important information about the exchange offer that should be read carefully before any decision is made with respect to the exchange offer. These materials will be made available to the shareholders of W-H at no expense to them. Investors and security holders may obtain the documents free of charge at the SEC’s web site, www.sec.gov. In addition, such materials (and all other documents filed with the SEC) may be obtained free of charge at www.smith.com or www.whes.com. You may also read and copy any reports, statements and other information filed by Smith or W-H with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room. Copies of the exchange offer materials may also be obtained at no charge from MacKenzie Partners, Inc., the information agent for the exchange offer, toll-free at 1-800-322-2885.